EXHIBIT 99.1

Jushi Holdings Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

Revenue of $262.9 Million for Full Year 2025, Up 2% Year-Over-Year, Reflecting Contributions from New Store Openings

Operational Turnaround Advanced in 2025 with Meaningful Improvements in Cultivation Performance and Product Availability

Refinanced Debt Subsequent to Year-End, Extending Maturities to 2029, Enhancing Liquidity and Strengthening the Balance Sheet

Virginia Adult-Use Legislation Passed by the General Assembly, Establishing a Regulated Retail Cannabis Market with Sales to begin 1/1/2027, Subject to the Governor’s Approval

BOCA RATON, Fla., March 31, 2026 (GLOBE NEWSWIRE) -- Jushi Holdings Inc. (“Jushi” or the “Company”) (CSE: JUSH) (OTCQX: JUSHF), a vertically integrated, multi-state cannabis operator, is pleased to announce its financial results for the fourth quarter (“Q4 2025”) and full year ended December 31, 2025 (“FY 2025”). All financial information is provided in U.S. dollars unless otherwise indicated and is prepared under U.S. Generally Accepted Accounting Principles (“GAAP”).

Financial Highlights

Q4 2025

  Total revenue of $68.3 million
  Gross profit and gross profit margin of $28.6 million and 41.9%, respectively
  Net loss of $15.6 million
  Adjusted EBITDA1 and Adjusted EBITDA1 margin of $13.9 million and 20.4%, respectively
  Cash, cash equivalents and restricted cash were $26.6 million as of December 31, 2025
  Net cash flows provided by operations of $6.1 million

FY 2025

  Total revenue of $262.9 million
  Gross profit and gross profit margin of $114.0 million and 43.4%, respectively
  Net loss of $68.6 million
  Adjusted EBITDA1 and Adjusted EBITDA1 margin of $50.3 million and 19.1%, respectively
  Net cash flows provided by operations of $17.7 million

1 See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Fourth Quarter 2025 Company Highlights

  Jushi-branded products represented 58% of retail revenue across our five vertical markets, increasing 332 basis points year over year.
  Expanded retail footprint with eight new store openings since the end of Q3 2024 through the end of 2025, including five locations in Ohio, one in Pennsylvania, one in Illinois, and our first location in New Jersey, ending the year with 42 operating dispensaries.
  Continued innovation across our product portfolio, adding 280 new unique SKUs across emerging and established brands.

Post Quarter-End Developments

  On January 8, 2026, we opened our second Beyond Hello™ location in the Cincinnati, Ohio metropolitan area, marking the seventh operating Beyond Hello™ dispensary in the state.
  In March 2026, we refinanced both our existing senior secured term loan issued in July 2024 (the “2024 Term Loan”) and our existing second lien secured notes issued in December 2022 (the “Second Lien Notes”), which had an aggregate principal balance of approximately $132.3 million as of December 31, 2025. The refinancing was completed through the issuance of a $160.0 million 12.5% secured term loan due in 2029.  An entity affiliated with Jim Cacioppo, our Chief Executive Officer, Chairman, and Founder, and Denis Arsenault, a significant equity holder of the Company, both participated. Proceeds were used to repay in full the outstanding principal, accrued but unpaid interest, exit fee and make-whole on the 2024 Term Loan, as well as the outstanding principal and accrued but unpaid interest on the Second Lien Notes. The proceeds were also used to pay all fees and expenses associated with the refinancing. Remaining excess proceeds were retained on the balance sheet for general corporate purposes.

Management Commentary

“As we reflect on 2025, it was a year defined by execution, operational efficiency, and disciplined decision-making,” said Jim Cacioppo. “We entered the year focused on stabilizing the business, improving product quality, and strengthening our operating foundation, and the progress we delivered across cultivation, retail, and commercial demonstrates that those efforts are taking hold. Improvements in yields, potency, and consistency of cultivars across our grower-processor facilities, combined with continued retail execution and growth in our branded product portfolio, contributed to stronger margins and meaningful expansion in Adjusted EBITDA during the fourth quarter.”

Mr. Cacioppo continued, “Subsequent to year end, we further strengthened our balance sheet through the refinancing of our existing senior secured term loan and second lien notes, extending maturities and enhancing our liquidity position. We believe this transaction improves our financial flexibility and positions the Company to continue investing in high-return opportunities while maintaining disciplined capital allocation.”

Mr. Cacioppo concluded, “The operational progress we made in 2025 laid a strong foundation for the future, and we are excited about the opportunities ahead in 2026. In particular, we are encouraged by the progress toward adult-use cannabis in Virginia and believe our existing cultivation, manufacturing, and retail infrastructure positions us well to participate in what could be a meaningful expansion of that market. As we move into 2026, our focus remains on disciplined execution, thoughtful capital allocation, and continuing to build a scalable platform capable of generating sustainable profitability and long-term value for our shareholders.”

Financial Results
($ in millions)

	Quarter Ended December 31, 2025	Quarter Ended December 31, 2024	$ Change	% Change	Year Ended December 31, 2025	Year Ended December 31, 2024	$ Change	% Change
Revenue, net	$68.3	$65.9	$2.4	3.8%	$262.9	$257.5	$5.4	2.1%
Gross profit	$28.6	$25.4	$3.2	12.6%	$114.0	$118.3	$(4.3)	(3.7)%
Operating expenses	$27.8	$27.2	$0.6	2.1%	$109.1	$107.4	$1.7	1.6%
Other income (expense)	$(9.1)	$(7.0)	$(2.1)	29.1%	$(38.5)	$(28.0)	$(10.5)	37.3%
Net loss	$(15.6)	$(12.5)	$(3.1)	24.8%	$(68.6)	$(48.8)	$(19.8)	40.6%
Adjusted EBITDA[1]	$13.9	$8.0	$5.9	74.0%	$50.3	$46.2	$4.1	8.8%

Q4 2025 Compared to Q4 2024

  Retail revenue increased $2.3 million, primarily driven by growth in Ohio and Virginia. In Ohio, retail revenue increased $3.9 million, reflecting contributions from the five dispensaries that opened since Q3 2024, one of which was operating under a management services agreement as of December 31, 2025. In Virginia, retail revenue increased $1.0 million, primarily driven by increases in units sold across the store base, while average selling prices remained relatively flat. This growth was partially offset by continued pricing pressure and competitive dynamics in other markets.
  Jushi branded product sales as a percentage of retail revenue across the Company's five vertical markets improved to 58% compared to 55%.
  We ended Q4 2025 with forty-two operating dispensaries in eight states, as compared to thirty-eight in seven states at the end of Q4 2024.
  Wholesale revenue increased $0.2 million, primarily attributable to higher wholesale sales in Massachusetts and Ohio. In Massachusetts, the increase was driven by higher bulk sales and expanded wholesale distribution, including placement in new dispensaries. In Ohio, the increase reflects expanded distribution and higher sales volumes. Pennsylvania also delivered steady growth across wholesale channels. These increases were partially offset by lower wholesale sales in Virginia, where wholesale partners continued to prioritize their own vertical sell-through.
  Gross profit margin increased to 41.9% as compared to 38.6%, driven by higher production volumes, improved product quality and stronger performance at our grower-processor facilities, reflecting the operational improvements implemented over the past year, particularly in Pennsylvania, Massachusetts and Ohio. These benefits were partially offset by continued pricing pressure across our footprint which led to increased promotional activity.
  Operating expenses were $27.8 million as compared to $27.2 million. The modest year-over-year increase primarily reflects costs associated with new store openings and a larger retail footprint, partially offset by the impacts of continued cost discipline.
  Other expense, net, included interest expense, net, of $10.4 million which was partially offset by a fair value gain on derivatives of $0.8 million and other, net, of $0.5 million. Other, net, was primarily comprised of $3.0 million related to employee retention credit claims, including interest, received from the IRS, partially offset by a $2.6 million non-cash adjustment to our indemnification asset related to acquisitions made in prior years.

Full Year 2025 Compared to Full Year 2024

  Retail revenue increased $7.5 million. While the overall units sold in our retail channel increased by approximately 7%, average price per unit declined. The increase was primarily driven by growth in Ohio and Virginia, partially offset by continued pricing pressure and competitive dynamics in other markets. In Ohio, retail revenue increased $14.3 million, reflecting contributions from the five dispensaries that opened since Q3 2024, one of which was operating under a management services agreement as of December 31, 2025 and the transition to adult-use sales in Q3 2024. In Virginia, retail revenue increased $5.7 million; while average selling prices remained relatively flat, year-over-year sales growth across all Virginia dispensaries was driven primarily by an increase in units sold due to increased customer demand as the market continues to mature.
  Wholesale revenue decreased $2.2 million. The decrease was primarily driven by lower wholesale sales in Virginia resulting from lower demand from wholesale partners, as well as limited product availability for third-party customers during the first half of 2025 as we prioritized supplying our own retail dispensaries, as well as lower revenue in Massachusetts partially due to lower bulk cannabis flower sales. These decreases were partially offset by increased wholesale revenue in Ohio, attributable to the increase in production capacity as a result of the transition to adult-use sales in Q3 2024, as well as increased wholesale sales in Nevada driven by operating efficiencies.
  Gross profit margin decreased to 43.4% as compared to 45.9%, driven by ongoing competitive pricing pressure requiring higher discounting in our retail channel. In addition, current year cost of goods sold reflects higher production costs per unit incurred in late 2024 that were capitalized into inventory that sold during the current year. These decreases were partially offset by higher gross profit margin in Ohio as a result of new dispensary openings, as well as lower costs following the ramp up of our Ohio grower processor facilities in 2024 to support the transition to adult-use sales.
  Jushi branded product sales as a percentage of retail revenue across the Company's five vertical markets improved to 57% as compared to 55%.
  Operating expenses were $109.1 million as compared to $107.4 million. The year-over-year increase was primarily due to higher depreciation and amortization expense as a result of amortizing our business licenses which commenced during the second quarter of 2024. The increase was partially offset by lower share-based compensation expense reflecting higher forfeitures as well as lower fair value of awards granted.
  Other expense, net, included interest expense of $40.8 million and a fair value loss on derivatives of $5.1 million, partially offset by other, net, of $7.5 million. Other, net, was primarily comprised of $10.6 million related to employee retention credit claims, including interest, received from the IRS, and $0.9 million gain on sale of a non-core asset, partially offset by a $4.3 million non-cash adjustment to our indemnification asset related to acquisitions made in prior years and $0.9 million foreign exchange translation loss in relation to certain Second Lien Notes denominated in Canadian dollars.

1See “Use of Non-GAAP Financial Information” and “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” below.

Balance Sheet and Liquidity

As of December 31, 2025, the Company had approximately $26.6 million of cash, cash equivalents and restricted cash. For FY 2025, the Company invested $16.1 million in capital expenditures. As of December 31, 2025, the Company had $6.8 million and $207.8 million in gross principal amount of short-term and long-term debt, respectively, excluding leases and property, plant, and equipment financing obligations. Excluding the $21.5 million related to the promissory notes issued to Sammartino in connection with the acquisition of Natures Remedy, as we currently have no obligation to repay these notes due to an ongoing dispute, the total debt balance subject to scheduled repayments was $193.1 million.

As of March 24, 2026, the Company’s issued and outstanding shares were 199,696,597 and its fully diluted shares outstanding were 305,631,936.

Use of Non-GAAP Financial Information

The Company believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to our financial condition and results of operations. For further information regarding these non-GAAP measures, including the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, please refer to the “Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA and Calculation of Adjusted EBITDA Margin” section of this press release.

Conference Call and Webcast Information
The Company will host a conference call to discuss its financial results for the fourth quarter and full year ended December 31, 2025 at 4:00 p.m. ET today, Tuesday, March 31, 2026.

Event:	Fourth Quarter and Full Year 2025 Financial Results Conference Call
Date:	Tuesday, March 31, 2026
Time:	4:00 p.m. Eastern Time
Live Call:	1-844-826-3033 (U.S. & Canada Toll-Free)
Conference ID:	10204784
Webcast:	Register

For interested individuals unable to join the conference call, a webcast of the call will be available for one month following the conference call and can be accessed via webcast on Jushi’s Investor Relations website.

About Jushi Holdings Inc.
We are a vertically integrated cannabis company led by an industry-leading management team. Jushi is focused on building a multi-state portfolio of branded cannabis assets through opportunistic acquisitions, distressed workouts, and competitive applications. Jushi strives to maximize shareholder value while delivering high-quality products across all levels of the cannabis ecosystem. For more information, visit jushico.com or our social media channels, Instagram, Facebook, X and LinkedIn.

Forward-Looking Information and Statements

This press release may contain “forward-looking statements” and “forward‐looking information” within the meaning of applicable securities laws, including Canadian securities legislation and United States (“U.S.”) securities legislation (collectively, “forward-looking information”) which are based upon the Company’s current internal expectations, estimates, projections, assumptions and beliefs. All information, other than statements of historical facts, included in this report that address activities, events or developments that the Company expects or anticipates will or may occur in the future constitutes forward‐looking information. Forward‐looking information is often identified by the words, “may”, “would”, “could”, “should”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” or similar expressions and includes, among others, information regarding: future business strategy; competitive strengths, goals, expansion and growth of the Company’s business, operations and plans, including new revenue streams; the refinancing or securing other sources of liquidity to meet debt repayment obligations; the integration and benefits of recently acquired businesses or assets; roll out of new operations; the implementation by the Company of certain product lines; the implementation of certain research and development; the application for additional licenses and the grant of licenses that will be or have been applied for; the expansion or construction of certain facilities; the reduction in the number of our employees; the expansion into additional U.S. and international markets; any potential future legalization of adult use and/or medical marijuana under U.S. federal law; expectations of market size and growth in the U.S. and the states in which the Company operates; expectations for other economic, business, regulatory and/or competitive factors related to the Company or the cannabis industry generally; and other events or conditions that may occur in the future.

Readers are cautioned that forward‐looking information is not based on historical facts but instead is based on reasonable assumptions and estimates of the management of the Company at the time they were provided or made and such information involves known and unknown risks, uncertainties, including our ability to continue as a going concern, and other factors that may cause the actual results, level of activity, performance or achievements of the Company, as applicable, to be materially different from any future results, performance or achievements expressed or implied by such forward‐looking information. Such factors include, among others: the limited operating history of the industry and the Company; risks related to managing the growth of the Company including completed, pending or future acquisitions or dispositions, including potential future impairment of goodwill or intangibles acquired and/or post-closing disputes; risks related to the continued performance, expansion and/or optimization of existing operations; risks related to the anticipated openings of additional dispensaries or relocation of existing dispensaries subject to licensing approval; the Company’s historical operating losses and negative operating cash flows; increasing competition in the industry; risks inherent in an agricultural business, such as the effects of natural disasters; reliance on the expertise and judgment of senior management of the Company; risks associated with cannabis products manufactured for human consumption including potential product recalls; limited research and data relating to cannabis; constraints on marketing products; risk of litigation; insurance-related risks; public opinion and perception of the cannabis industry; risks related to the economy generally; fraudulent activity by employees, contractors and consultants; risks relating to the Company’s current amount of indebtedness; risks related to not being able to reduce or refinance its debt obligations; risks related to litigation or other disputes; reliance on key inputs, suppliers and skilled labor, and third party service provider contracts; reliance on manufacturers and contractors; risks of supply shortages or supply chain disruptions; risks relating to pandemics and forces of nature; risks related to the enforceability of contracts; risks related to inflation, the rising cost of capital, and stock market instability; risks relating to U.S. regulatory landscape and enforcement related to cannabis, including political risks; risks relating to anti‐money laundering laws and regulation; cannabis-related tax risks and challenges from governmental authorities with respect to the Company’s application for Employee Retention Tax Credits (ERTC); other governmental and environmental regulation; risks related to proprietary intellectual property and potential infringement by third parties; sales of a significant amount of shares by existing shareholders; the limited market for securities of the Company; risks relating to the need to raise additional capital either through debt or equity financing; costs associated with the Company being a publicly-traded company and a U.S. and Canadian filer; risks related to co‐investment with parties with different interests to the Company; conflicts of interest and related party transactions; cybersecurity risks; and risks related to the Company’s critical accounting policies and estimates. Refer to Part I - Item 1A. Risk Factors in the Company's most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission for more information.

Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such forward‐looking information will prove to be accurate as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on the forward‐looking information contained in this press release or other forward-looking statements made by the Company. Forward‐looking information is provided and made as of the date of this press release and the Company does not undertake any obligation to revise or update any forward‐looking information or statements other than as required by applicable law.

Unless the context requires otherwise, references in this press release to “Jushi,” “Company,” “we,” “us” and “our” refer to Jushi Holdings Inc. and our subsidiaries.

Jushi Investor Relations
Trent Woloveck
Co-Chief Strategy Director
561-617-9100
trent@jushico.com
investors@jushico.com

JUSHI HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of U.S. dollars, except share and per share amounts)

	(Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
REVENUE, NET	$68,338	$65,860	$262,909	$257,525
COST OF GOODS SOLD	(39,724)	(40,452)	(148,932)	(139,222)
GROSS PROFIT	28,614	25,408	113,977	118,303

OPERATING EXPENSES
Selling, general and administrative	27,832	27,248	109,126	107,008
Asset impairments	—	—	—	432
Total operating expenses	27,832	27,248	109,126	107,440

INCOME (LOSS) FROM OPERATIONS	782	(1,840)	4,851	10,863

OTHER INCOME (EXPENSE):
Interest expense, net	(10,359)	(9,428)	(40,845)	(37,425)
Fair value gain (loss) on derivatives	788	3,435	(5,087)	6,275
Other, net	486	(1,046)	7,478	3,140
Total other income (expense), net	(9,085)	(7,039)	(38,454)	(28,010)

LOSS BEFORE INCOME TAX	(8,303)	(8,879)	(33,603)	(17,147)
Income tax expense	(7,253)	(3,589)	(34,988)	(31,630)
NET LOSS	(15,556)	(12,468)	(68,591)	(48,777)
LOSS PER SHARE - BASIC AND DILUTED	$(0.08)	$(0.06)	$(0.35)	$(0.25)
Weighted average shares outstanding - basic and diluted	195,196,597	195,196,597	195,196,597	195,158,282

JUSHI HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars, except share amounts)

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$24,047	$19,521
Accounts receivable, net	2,801	1,461
Inventories, net	34,607	36,138
Prepaid expenses and other current assets	6,858	15,030
Total current assets	68,313	72,150
NON-CURRENT ASSETS:
Property, plant and equipment, net	143,321	144,063
Right-of-use assets - finance leases	57,667	60,627
Other intangible assets, net	92,205	100,472
Goodwill	30,910	30,910
Other non-current assets	27,801	30,273
Restricted cash - non-current	2,125	1,825
Total non-current assets	354,029	368,170
Total assets	$422,342	$440,320

LIABILITIES AND EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$22,330	$21,459
Accrued expenses and other current liabilities	25,531	32,786
Income tax payable	265	2,299
Debt, net - current portion (including related party principal amounts of $0 and $800 as of December 31, 2025 and 2024, respectively)	6,639	2,758
Finance lease obligations - current	11,125	9,593
Derivative liabilities - current	296	—
Total current liabilities	66,186	68,895
NON-CURRENT LIABILITIES:
Debt, net - non-current (including related party principal amounts of $41,109 and $35,296 as of December 31, 2025 and 2024, respectively)	199,195	183,449
Finance lease obligations - non-current	53,547	52,742
Derivative liabilities - non-current	8,311	3,128
Unrecognized tax benefits	177,242	143,688
Other liabilities - non-current	33,205	38,653
Total non-current liabilities	471,500	421,660
Total liabilities	537,686	490,555
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT):
Common stock, no par value; authorized shares - unlimited; issued and outstanding shares - 199,696,597 and 196,696,597 Subordinate Voting Shares as of December 31, 2025 and 2024, respectively	—	—
Paid-in capital	511,868	508,386
Accumulated deficit	(627,212)	(558,621)
Total Jushi shareholders' equity (deficit)	(115,344)	(50,235)
Non-controlling interests	—	—
Total deficit	(115,344)	(50,235)
Total liabilities and equity (deficit)	$422,342	$440,320

JUSHI HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

(Unaudited)
	Year Ended December 31,
	2025	2024
Net cash flows provided by operating activities	$17,725	$21,569
Net cash flows used in investing activities	(13,222)	(7,067)
Net cash flows provided by (used in) financing activities	767	(24,461)
NET CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	5,270	(9,959)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	21,346	31,305
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$26,616	$21,346

JUSHI HOLDINGS INC.
UNAUDITED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA and CALCULATION OF ADJUSTED EBITDA MARGIN

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

In addition to providing financial measurements based on GAAP, we provide additional financial metrics that are not prepared in accordance with GAAP. We use non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. These non-GAAP financial measures are EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin (each as defined below). We believe that these non-GAAP financial measures reflect our ongoing business by excluding the effects of expenses that are not reflective of our operating business performance and allow for meaningful comparisons and analysis of trends in our business. These non-GAAP financial measures also facilitate comparing financial results across accounting periods and to those of peer companies. As there are no standardized methods of calculating these non-GAAP measures, our methods may differ from those used by others, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness. Accordingly, these non-GAAP measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are financial measures that are not defined under GAAP. We define EBITDA as net income (loss), or “earnings”, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA before: (i) non-cash share-based compensation expense; (ii) fair value changes in derivatives; (iii) other (income)/expense items; (iv) transaction costs; (v) asset impairment; (vi) gain/loss on debt extinguishment; and (vii) start-up costs. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue. These financial measures are metrics that have been adjusted from the GAAP net income (loss) measure in an effort to provide readers with a normalized metric in making comparisons more meaningful across the cannabis industry, as well as to remove non-recurring, irregular and one-time items that may otherwise distort the GAAP net income measure. Other companies in our industry may calculate this measure differently, limiting their usefulness as comparative measures.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
NET LOSS	$(15,556)	$(12,468)	$(68,591)	$(48,777)
Income tax expense	7,253	3,589	34,988	31,630
Interest expense, net	10,359	9,428	40,845	37,425
Depreciation and amortization (1)	7,190	7,908	30,988	29,889
EBITDA (Non-GAAP)	9,246	8,457	38,230	50,167
Non-cash share-based compensation	1,681	1,269	2,105	4,222
Fair value changes in derivatives	(788)	(3,435)	5,087	(6,275)
Tangible long-lived asset impairment	—	—	—	432
Loss on debt extinguishments	—	—	—	362
Other (income) expense, net (2)	3,788	1,714	4,840	(2,731)
Adjusted EBITDA (Non-GAAP)	$13,927	$8,005	$50,262	$46,177

(1)	Includes amounts that are included in cost of goods sold and in operating expenses.
(2)	Includes: (i) remeasurement of contingent consideration related to acquisitions; (ii) losses (gains) on legal settlements; (iii) losses (gains) on lease terminations; (iv) losses (gains) on asset disposals; (v) foreign exchange losses (gains); (vi) indemnification asset adjustments related to acquisitions; (vii) severance costs; and (viii) gain on deconsolidation of Jushi Europe.

Calculation of Adjusted EBITDA Margin
(In thousands of U.S. Dollars, unless otherwise stated)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total revenue, net	$68,338	$65,860	$262,909	$257,525
Adjusted EBITDA (Non-GAAP)	$13,927	$8,005	$50,262	$46,177
Adjusted EBITDA Margin (Non-GAAP)	20.4%	12.2%	19.1%	17.9%